Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports Earnings of $2.3 Million or $0.11 per share for 2012 Second Quarter

Business Editors - New York – (Business Wire – July 16, 2012)

Intervest Bancshares Corporation (NASDAQ-GS:IBCA), parent company of Intervest National Bank, today reported net earnings for the second quarter of 2012 (“Q2-12”) of $2.3 million, or $0.11 per diluted common share, compared to $2.5 million, or $0.12 per share, for the second quarter of 2011 (“Q2-11”). For the first half of 2012 (6mths-12), net earnings were $5.1 million, or $0.24 per share, compared to $4.2 million, or $0.20 per share, for the first half of 2011 (6mths-11).

Key Points Follow:

•

Intervest National Bank’s regulatory capital ratios continued to increase through the retention of earnings and a gradual reduction in the size of its balance sheet. The Bank’s ratios at June 30, 2012 were as follows: Tier One Leverage - 12.40%; Tier One Risk-Based - 17.79%; and Total Risk-Based Capital - 19.05%; well above its minimum requirements of 9%, 10% and 12%, respectively. Tier 1 capital amounted to $230 million and was $63 million in excess of the required minimum for the Tier One Leverage ratio.

•	New loan originations increased to $97 million in the 6mths-12 period from $28 million in the 6mths-11 period.

•

Nonaccrual loans decreased to $51 million at June 30, 2012, from $57 million at December 31, 2011. Nonaccrual loans include certain restructured loans (TDRs) that are current as to payments and performing in accordance with their renegotiated terms, but are required to be classified nonaccrual based on regulatory guidance. At June 30, 2012, such loans totaled $39 million compared to $46 million at December 31, 2011. These loans were yielding approximately 5%.

•

Real estate owned through foreclosure (REO) decreased to $26.4 million at June 30, 2012, from $28.3 million at December 31, 2011, reflecting $1.9 million of writedowns since year end. The bulk of the writedowns, or $1.3 million, is associated with two properties in Florida that were in the process of being sold as of June 30, 2012, with closings expected early in the third quarter. The net carrying value of these properties totaled $3.3 million at June 30, 2012, which approximated their contractual net selling prices.

•	Provisions for loan and real estate losses decreased to $1.4 million in Q2-12 from $2.0 million in Q2-11, and to $1.9 million in 6mths-12 from $4.1 million in 6mths-11.

•

Operating expenses for Q2-12 were $4.1 million, unchanged from Q2-11, and $8.3 million in 6mths-12, down from $8.5 million in 6mths-11. The Company’s efficiency ratio (which measures its ability to control expenses as a percentage of revenues) continued to be favorable and was 37% for Q2-12 and 6mths-12.

•

Net interest and dividend income, which was affected by a smaller balance sheet, amounted to $9.7 million in Q2-12, compared to $10.9 million in Q2-11, and $19.7 million in 6mths-12 compared to $21.2 million in 6mhs-11. The net interest margin was 2.23% in Q2-12 and 2.19% in 6mths-12, compared to 2.24% and 2.19%, respectively, for the same periods of 2011.

•	Book value per common share increased to $8.16 at June 30, 2012, from $8.07 at December 31, 2011.

Net earnings for Q2-12 decreased by $0.2 million from Q2-11 due to a $1.2 million decrease in net interest and dividend income (as detailed below), largely offset by a $0.6 million decrease in the total provision for loan and real estate losses (resulting primarily from fewer loans outstanding and fewer credit rating downgrades) and a $0.4 million increase in noninterest income (due to higher income from loan prepayments). Operating expenses for Q2-12 were unchanged from Q2-11 as a $0.4 million decrease in FDIC premiums was offset by a $0.4 million aggregate increase in salaries, benefits and stock compensation expense, including the impact of several new officer positions during 2012. The effective income tax rate was 46% in Q2-12 and 45% in Q2-11.

The decrease in net interest and dividend income was largely due to a planned reduction in the size of the Bank’s balance sheet. In Q2-12, total average interest-earning assets decreased by $191 million from Q2-11, reflecting a $128 million decrease in average loans and a $63 million decrease in average securities and overnight investments. At the same time, average deposits and borrowed funds decreased by $142 million and $12 million, respectively, while average stockholders’ equity increased by $13 million. The net interest margin was nearly unchanged as a $37 million decrease in net average interest-earning assets (due to a higher level of cash on hand) was offset by a slight increase in the interest rate spread. The spread improved by 4 basis points due to the steady reduction in rates paid on deposits and run off of higher-cost CDs and borrowings, largely offset by payoffs of higher yielding loans and calls of security investments, coupled with the re-investment of a large portion of these cash inflows in new loans and securities at lower market interest rates. Overall, the average cost of funds decreased by 46 basis points to 2.46% in Q2-12, from 2.92% in Q2-11, while the average yield on earning assets decreased at a slower pace by 42 basis points to 4.52% in Q2-12, from 4.94% in Q2-11.

Net earnings for 6mths-12 increased by $0.9 million over 6mths-11 due to the following: a $2.1 million decrease in the total provision for loan and real estate losses; a $1.2 million increase in noninterest income; and a $0.2 million decrease in operating expenses, partially offset by a $1.6 million decrease in net interest and dividend income and a $1.0 million increase in income tax expense. The reasons for these changes were essentially the same as the factors that caused the quarterly variances.

Total assets at June 30, 2012 decreased to $1.86 billion from $1.97 billion at December 31, 2011, primarily reflecting a $165 million decrease in security investments and a $26 million decrease in loans, partially offset by a $92 million increase in cash and short-term investments. The Bank expects to utilize a large portion of the increase in cash to fund new loans. At June 30, 2012, the Bank had $77 million of potential new real estate loans in its origination pipeline.

Securities held to maturity decreased to $535 million at June 30, 2012 from $700 million at December 31, 2011, reflecting calls of securities exceeding new purchases. A portion of the resulting proceeds was used to fund planned deposit outflow and a portion was being held temporarily in cash and short-term investments as denoted above. At June 30, 2012, the securities portfolio, which represented 29% of total assets and was comprised mostly of U.S. government agency debt ($434 million) and residential mortgage-backed pass through securities ($96 million), had a weighted-average expected yield, remaining life and remaining contractual maturity of 1.37%, 1.4 years and 7.1 years, respectively.

Loans totaled $1.14 billion at June 30, 2012, compared to $1.16 billion at December 31, 2011. The decrease reflected $97 million of payoffs, $24 million of amortization and $1.9 million of chargeoffs, partially offset by $97 million of new loans. Loans paid off had a weighted-average yield of 6.21%. New loans, nearly all with fixed interest rates, had a weighted-average yield, term and loan-to-value ratio of 4.85%, 5.4 years and 58%, respectively.

Nonaccrual loans and REO aggregated to $77 million, or 4.1% of total assets, at June 30, 2012, compared to $86 million, or 4.3%, at December 31, 2011. Nonaccrual loans totaled $51 million at June 30, 2012 and $57 million at December 31, 2011, and included $39 million (12 loans) and $46 million (12 loans) of TDRs that were current at each date, respectively. One loan ($5.5 million) was upgraded and classified as an accruing TDR in Q2-12. All the TDRs classified as nonaccrual have performed as agreed under their renegotiated terms and interest income is being recorded on a cash basis. Based on annual updated appraisals received on the underlying collateral properties, a portion of three TDRs (or $1.4 million of aggregate principal) was charged off for financial statement purposes in Q1-12. The borrowers remain obligated to pay all contractual principal due on the TDRs.

The allowance for loan losses at June 30, 2012 was $28.8 million, representing 2.54% of total net loans, compared to $30.4 million, or 2.61%, at December 31, 2011. The allowance included specific reserves for impaired loans (comprised of all nonaccrual loans as well as accruing TDRs) at each date totaling $6 million and $8 million, respectively.

At June 30, 2012, the Company had a deferred tax asset totaling $34.1 million, which included remaining unused NOL and AMT credit carryforwards totaling $25 million for Federal tax purposes and $56 million for State and Local tax purposes. These carryforwards are available to reduce taxes payable on the Company’s future taxable income.

Deposits at June 30, 2012 decreased to $1.55 billion from $1.66 billion at December 31, 2011, primarily reflecting a $102 million decrease in CD accounts, of which $16.5 million were brokered. At June 30, 2012, there were $33 million of scheduled maturities of brokered CDs through December 31, 2012, which the Bank expects to repay as they mature.

Borrowed funds and related interest payable at June 30, 2012 decreased to $72.5 million, from $78.6 million at December 31, 2011, due to the maturity and repayment of $7 million of FHLB borrowings, partially offset by a $0.9 million increase in accrued interest payable on trust preferred securities (TRUPs). Since February 2010, as required by its regulator and as permitted by the underlying documents, the Company has suspended the payment of interest on $55 million of its debt in the form of TRUPs as well as the declaration and payment of dividends on $25 million of TARP preferred stock held by the U.S.Treasury.

Stockholders’ equity increased to $204 million at June 30, 2012 from $198 million at December 31, 2011, primarily due to $6 million of net earnings before preferred dividend requirements.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreements to which IBC and INB are currently subject to and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended June 30,		Six-Months Ended June 30,
	2012	2011	2012	2011
Selected Operating Data:
Interest and dividend income	$19,706	$23,917	$40,404	$47,511
Interest expense	10,001	13,044	20,741	26,287

Net interest and dividend income	9,705	10,873	19,663	21,224
Provision for loan losses	—	742	—	2,787
Noninterest income	1,406	1,007	2,531	1,330
Noninterest expenses:
Provision for real estate losses	1,397	1,278	1,908	1,278
Real estate expenses	479	554	939	879
Operating expenses	4,149	4,099	8,313	8,509

Earnings before income taxes	5,086	5,207	11,034	9,101
Provision for income taxes	2,326	2,321	5,020	4,062

Net earnings before preferred dividend requirements	2,760	2,886	6,014	5,039
Preferred dividend requirements (1)	448	428	892	855

Net earnings available to common stockholders	$2,312	$2,458	$5,122	$4,184

Basic and diluted earnings per common share	$0.11	$0.12	$0.24	$0.20

Average shares used for basic earnings per share (2)	21,590,689	21,126,489	21,542,103	21,126,489
Average shares used for diluted earnings per share (2)	21,591,648	21,126,489	21,542,103	21,126,489
Common shares outstanding at end of period	21,590,689	21,126,489	21,590,689	21,126,489
Common stock options/warrants outstanding at end of period	1,082,322	1,045,422	1,082,322	1,045,422

Yield on interest-earning assets	4.52%	4.94%	4.51%	4.91%
Cost of funds	2.46%	2.92%	2.50%	2.94%
Net interest margin	2.23%	2.24%	2.19%	2.19%

Return on average assets (annualized)	0.58%	0.57%	0.63%	0.49%
Return on average common equity (annualized)	6.22%	7.00%	6.83%	6.15%
Effective income tax rate	46%	45%	46%	45%
Efficiency ratio (3)	37%	35%	37%	38%

Average loans outstanding	$1,159,305	$1,287,029	$1,162,318	$1,308,104
Average securities outstanding	586,814	640,194	632,829	627,844
Average short-term investments outstanding	7,071	16,497	7,368	16,774
Average assets outstanding	1,887,668	2,029,339	1,916,410	2,037,623

Average interest-bearing deposits outstanding	$1,570,674	$1,712,380	$1,601,169	$1,722,225
Average borrowings outstanding	67,202	79,334	68,779	80,455
Average stockholders’ equity	201,873	188,993	200,319	187,914

	At Jun 30, 2012	At Mar 31, 2012	At Dec 31, 2011	At Sep 30, 2011	At Jun 30, 2011
Selected Financial Condition Information:
Total assets	$1,862,110	$1,909,052	$1,969,540	$1,991,245	$2,050,379
Cash and short-term investments	122,378	89,839	29,863	36,798	14,461
Securities held to maturity	535,056	590,959	700,444	678,118	691,334
Loans, net of unearned fees	1,137,780	1,155,437	1,163,790	1,199,770	1,252,128
Allowance for loan losses	28,844	29,169	30,415	32,365	31,772
Allowance for loan losses/net loans	2.54%	2.52%	2.61%	2.70%	2.54%
Deposits	1,554,615	1,599,653	1,662,024	1,678,003	1,735,292
Borrowed funds and accrued interest payable	72,528	72,064	78,606	78,156	82,634
Preferred stockholder’s equity	24,431	24,335	24,238	24,141	24,045
Common stockholders’ equity	179,690	176,716	173,293	170,164	167,109
Common book value per share (4)	8.16	8.04	8.07	7.94	7.81

Loan chargeoffs for the quarter	$498	$1,430	$2,044	$1,667	$1,374
Loan recoveries for the quarter	173	184	54	69	4
Real estate chargeoffs for the quarter	—	—	—	—	—
Security impairment writedowns for the quarter	—	157	—	96	—

Nonaccrual loans (5)	$50,643	$53,208	$57,240	$59,707	$45,352
Real estate owned, net of valuation allowance	26,370	27,767	28,278	27,005	25,786
Investment securities on a cash basis	4,222	4,222	4,379	4,379	4,475
Accruing troubled debt restructured (TDR) loans (6)	14,596	8,980	9,030	5,601	5,619
Loans 90 days past due and still accruing	5,290	2,798	1,925	8,571	4,594
Loans 60-89 days past due and still accruing	1,902	6,303	3,894	939	7,704
Loans 31-59 days past due and still accruing	—	11,840	24,876	—	—

(1)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	For the 2012 quarterly and six-month periods, outstanding options/warrants to purchase 1,043,322 shares and 1,082,322 shares, respectively, were not dilutive. For both 2011 periods, outstanding options/warrants to purchase 1,045,422 shares were not dilutive.
(3)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(4)	Represents common stockholders’ equity less preferred dividends in arrears of $3.5 million, $3.1 million, $2.8 million, $2.4 million and $2.1 million, respectively, divided by common shares outstanding.
(5)	Include performing TDRs maintained on nonaccrual status of $39 million, $44 million, $46 million, $37 million and $33 million, respectively.
(6)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. All loans were performing and current as of June 30, 2012 and were yielding approximately 6.1%.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Six-Months Ended June 30, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008
Balance Sheet Highlights:
Total assets	$1,862,110	$1,969,540	$2,070,868	$2,401,204	$2,271,833
Cash and short-term investments	122,378	29,863	23,911	7,977	54,903
Securities held to maturity	535,056	700,444	614,335	634,856	475,581
Loans, net of unearned fees	1,137,780	1,163,790	1,337,326	1,686,164	1,705,711
Allowance for loan losses	28,844	30,415	34,840	32,640	28,524
Allowance for loan losses/net loans	2.54%	2.61%	2.61%	1.94%	1.67%
Deposits	1,554,615	1,662,024	1,766,083	2,029,984	1,864,135
Borrowed funds and accrued interest payable	72,528	78,606	84,676	118,552	149,566
Preferred stockholder’s equity	24,431	24,238	23,852	23,466	23,080
Common stockholders’ equity	179,690	173,293	162,108	190,588	188,894
Common book value per share (1)	8.16	8.07	7.61	23.04	22.84
Market price per common share	3.83	2.65	2.93	3.28	3.99

Asset Quality Highlights
Nonaccrual loans	$50,643	$57,240	$52,923	$123,877	$108,610
Real estate owned, net of valuation allowance	26,370	28,278	27,064	31,866	9,081
Investment securities on a cash basis .	4,222	4,379	2,318	1,385	—
Accruing troubled debt restructured loans (2)	14,596	9,030	3,632	97,311	—
Loans past due 90 days and still accruing	5,290	1,925	7,481	6,800	1,964
Loans past due 31-89 days and still accruing	1,902	28,770	11,364	5,925	18,943
Loan chargeoffs	1,928	9,598	100,146	8,103	4,227
Loan recoveries	357	155	883	1,354	—
Real estate chargeoffs	—	—	15,614	—	—
Impairment writedowns on security investments	157	201	1,192	2,258	—

Statement of Operations Highlights:
Interest and dividend income	$40,404	$92,837	$107,072	$123,598	$128,497
Interest expense	20,741	50,540	62,692	81,000	90,335

Net interest and dividend income	19,663	42,297	44,380	42,598	38,162
Provision for loan losses	—	5,018	101,463	10,865	11,158
Noninterest income	2,531	4,308	2,110	297	5,026
Noninterest expenses:
Provision for real estate losses	1,908	3,349	15,509	2,275	518
Real estate expenses	939	1,619	4,105	4,945	4,281
Operating expenses	8,313	15,861	19,069	19,864	14,074

Earnings (loss) before income taxes	11,034	20,758	(93,656)	4,946	13,157
Provision (benefit) for income taxes	5,020	9,512	(40,348)	1,816	5,891

Net earnings (loss) before preferred dividend requirements	6,014	11,246	(53,308)	3,130	7,266
Preferred dividend requirements (3)	892	1,730	1,667	1,632	41

Net earnings (loss) available to common stockholders	$5,122	$9,516	$(54,975)	$1,498	$7,225

Basic earnings (loss) per common share	$0.24	$0.45	$(4.95)	$0.18	$0.87
Diluted earnings (loss) per common share	$0.24	$0.45	$(4.95)	$0.18	$0.87
Average common shares used to calculate:
Basic earnings (loss) per common share	21,542,103	21,126,187	11,101,196	8,270,812	8,259,091
Diluted earnings (loss) per common share	21,542,103	21,126,187	11,101,196	8,270,812	8,267,781
Common shares outstanding	21,590,689	21,125,289	21,126,489	8,270,812	8,270,812

Other ratios:
Net interest margin (4)	2.19%	2.18%	2.11%	1.83%	1.79%
Return on average assets	0.63%	0.56%	-2.42%	0.13%	0.34%
Return on average common equity	6.83%	6.74%	-32.20%	1.65%	3.94%
Effective income tax rate	46%	46%	43%	37%	45%
Efficiency ratio (5)	37%	34%	41%	46%	33%

(1)	Represents common stockholders’ equity less preferred dividends in arrears ($3.5 million at June 30, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.41%, 2.24%, 2.26%, 1.72% and 1.77%, respectively.
(5)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.